CORPORATE PRESENTATION January 2020 Fortress Biotech FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration No. 333 - 226089 January 27, 2020

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing info@fortressbiotech . com . 2

Forward Looking Statements This presentation may contain “forward - looking statements” within the meaning of Section 27 A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934 , as amended . As used below and throughout this presentation, the words “we”, “us” and “our” may refer to Fortress individually or together with one or more partner companies, as dictated by context . Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts . Forward - looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price . Factors that could cause actual results to differ materially from those currently anticipated include : risks related to our growth strategy ; risks relating to the results of research and development activities ; our ability to obtain, perform under and maintain financing and strategic agreements and relationships ; uncertainties relating to preclinical and clinical testing ; our dependence on third party suppliers ; our ability to attract, integrate, and retain key personnel ; the early stage of products under development ; our need for and continued access to additional funds ; government regulation ; patent and intellectual property matters ; competition ; as well as other risks described in our SEC filings . We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law . The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this presentation should be read as applying mutatis mutandis to every other instance of such information appearing herein . 3

Summary of Expected Offering Terms Security: 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock Current Nasdaq Symbol: FBIOP Number of Preferred Shares Currently Outstanding: 1,341,167 Quarterly Dividends: $2.34375 Dividend Payment Dates: (potential change in dividend payment dates) Quarterly on March 31, June 30, September 30 and December 31 (we intend to seek stockholder approval to change the frequency of dividends payable for Preferred Stock from quarterly to monthly through inclusion of a proposal in our 2020 proxy statement, which will require the majority vote of all Fortress stockholders) Liquidation Preference: $25.00 Maturity/Mandatory Redemption: None Optional Redemption: At the Company’s option any time on or after December 15, 2022 Use of Proceeds: General corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product, and working capital. Potential Tax Treatment: Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce a U.S. holder’s tax basis in the Series A Preferred Stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as gain from the disposition of the Series A Preferred Stock. Joint Bookrunning Managers: Benchmark Company ThinkEquity , a division of Fordham Financial Management, Inc. 4

Fortress Biotech Programs*

Commercial	Late Clinical	Early Clinical	Preclinical
Targadox®	Cosibelimab	MB-102	ATVS-001 Gene Therapy
Ximino®	MB-107	CK-101	AAV-ATP7A Gene Therapy
Exelderm®	CAEL-101	MB-101	Anti-GITR
Ceracade®	CUTX-101	MB-106	Anti-CAIX
Luxamend®	CEVA-101	MB-103	CK-103
	IV Tramadol	MB-108	CEVA-102
	Triplex	MB-104	ConVax
		MB-105	
		BAER-101	

Dermatology | Gene Therapy | Oncology / Hematology | Pain | Rare Diseases | Traumatic Brain Injury | Vaccines | CNS Disorders

*Includes product candidates in development at Fortress, at its majority-owned and majority-controlled subsidiaries and at entities in which it holds minority ownership positions.

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Generating Cash Flow & Shareholder Value 6 Creating value in five ways Fortress Biotech

Dermatology Product Revenue Growth 7 Expect to acquire 1 to 2 new products in 2020 Reaching >70% of market via top 5,000 prescribing dermatologists $3.6 $15.5 $23.4 $23.8 $9.2 2016 2017 2018 2019 *Actuals through Q3 2019 **Projected revenue through Q4 2019 ~$33 - $36M * ** $ in millions

Identify Monetize Develop Strategy To build a pipeline of both development - stage / commercial - stage assets and leverage the most efficient course to move products forward with our partners. 8

How We Do It

Aim to increase the intrinsic value and decrease the overall risk of Fortress

Development Team

- 10+ Business Development Professionals
- 30+ Manufacturing Professionals[1]
- 25+ MDs and PhDs[1]

Programs

- Current portfolio includes: 5 revenue-generating dermatology products
- 25+ development-stage biotech product candidates[1]

Secret Sauce

- De-risked assets
- High value / need
- Low acquisition cost
- Known buyers

[1]Includes employees and product candidates in development at Fortress, at its majority-owned and majority-controlled partners.

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Lindsay Rosenwald, MD Chairman, President, and CEO Michael S. Weiss Co - Vice Chairman of the Board, Strategic Development Eric K. Rowinsky , MD Co - Vice Chairman of the Board Robyn Hunter Chief Financial Officer George C. Avgerinos PhD Senior Vice President, Operations Management Profiles 10

Near-term Monetization Opportunities

AVENUE THERAPEUTICS — Contingent Acquisition By Cipla

- Upon FDA approval and other conditions[1]
- $180 Million aggregate cash purchase; (est. $13.92/share)[1]; *FBIO 29% or eligible to receive ~$48M of the distribution net of fees*
- Potential additional payments pursuant to Contingent Value Rights; *CVR payout of 10-20% of gross profits*[2]
- FBIO stands to realize ~$48M in addition to value of CVRs

CAELUM BIOSCIENCES — Contingent Exclusive Acquisition Option Granted To Alexion (Jan. 2019)

- Alexion purchased minority stock position in Caelum for $30M, with additional $30M in funding due upon achievement of development milestones
- Additionally, up to $500M payable to Caelum shareholders in connection with Alexion option exercise:
  - $150M - $200M upfront
  - Up to $325M in contingent milestone payments
- FBIO owns ~40% of Caelum and is eligible to receive ~43% of upfront and milestone proceeds

[1]subject to conditions described in Avenue public filings
[2]Fortress to receive ~1/3 of CVR royalty

FORTRESS BIOTECH 11

Near-term Value Creating Pipeline Assets

Candidate*	Indication	Phase 1	Phase 2	Phase 3	Next Milestone	Partnership % / Royalty†	Potential Peak Sales Revenue^
IV Tramadol	Moderate to moderately severe post-operative pain				FDA acceptance of NDA submission	29% Avenue** 10-20% CVR Royalty on gross profits****	~$790M
MB-107 Gene Therapy	XSCID				Transfer STJ IND to MBIO 1Q20	30% Mustang 4.5% Royalty	~$200M
CUTX-101 copper histidinate	Menkes disease				Rolling NDA submission expected to start in 2H 2020 and be completed in 1H 2021	89% Cyprium 4.5% Royalty	~$175M
CK-101 Mut.-EGFR Inh.	EGFR* NSCLC				Initiate Reg. Study 2020	25% Checkpoint 4.5% Royalty	$300M - $600M
COSIBELIMAB Anti-PD-L1 mAb	recurrent or metastatic cancers				P1 Reg. Enabling expansion cohorts ongoing; potential to support 1 or more BLA filings	25% Checkpoint 4.5% Royalty	$300M - $500M (initial indication CSCC)
CAEL-101 mAb 11-1F4	amyloid light chain amyloidosis				Initiate Phase 2/3 Study 2020	43% Caelum***	

† Estimated as of 1.2.2020

Registration-enabling

*Includes product candidates in development at Fortress, at its majority-owned and majority-controlled partners and at entities in which it holds minority ownership positions.
**FBIO is eligible to receive ~29% of the proceeds upon the second-stage closing of the InvaGen transaction net of fees, and currently owns 23% of Avenue's issued and outstanding capital stock.
***FBIO is eligible to receive ~43% of the proceeds from an Alexion acquisition option exercise, and currently owns ~40% of Caelum's issued and outstanding capital stock.
****FBIO receives ~1/3 of the CVR Royalty on gross profits
^ Based on internal forecasts

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MB-107*

XSCID "Bubble Boy" Disease

The NEW ENGLAND JOURNAL of MEDICINE

St. Jude Children's Research Hospital

Fortress Biotech Near-Term Value Creating Pipeline Assets

Est. Market	$200M / year
Status	Phase 2
Next Steps	Transfer St. Jude IND to MBIO, Q1 2020 File IND for Phase 2 trial in previously treated patients, Q2 2020
Royalty to FBIO	4.5%, with PRV ~$75M to ~$110M

- Lentiviral vector gene therapy
- ~1 in 225k newborns per year (U.S.)
- ~400 patients living with XSCID post-transplant in the US and ~650 patients living with XSCID post-transplant in high and mid-income ex-U.S. countries
- RMAT Designation granted by FDA in August 2019
- Published clinical results demonstrate**:
  - Multilineage engraftment of transduced cells
  - Reconstitution of functional T cells and B cells
  - Normalization of NK-cell counts

*Product candidate in development at Mustang Bio, Inc., an entity which was founded by Fortress and in which Fortress still maintains a large ownership position.

**Mamcarz E et al. *N Engl J Med.* 2019; 380: 1525-1534; also, Mamcarz E et al. Blood. 2019;134(Suppl1): 2058.

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CUTX-101

Menkes Disease

NICHD

Fortress Biotech Near-Term Value Creating Pipeline Assets

Est. Market	Estimated Peak Sales of $175M
Status	Phase 3 enrollment complete
Next Steps	Rolling NDA submission expected to start in 2H 2020 and be completed in 1H 2021
Royalty to FBIO	4.5%, with PRV ~$75M to ~$110M

- FDA granted Rare Pediatric Disease, Orphan Drug and Fast Track designations
- Would be the first FDA approved therapy in this indication
- Eligible for Rare Pediatric Disease Priority Review Voucher (valuation range ~$75M to $110M)

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COSIBELIMAB*

Anti-PD-L1

DANA-FARBER CANCER INSTITUTE

Fortress Biotech Near-Term Value Creating Pipeline Assets

Est. Market	PD-L1 mAbs: $40b+ / year
Status	Registration-enabling Phase 1
Next Data	2H 2020
Next Steps	Complete enrollment in 2020
Royalty to FBIO	4.5%

*Product candidate in development at Checkpoint Therapeutics, Inc., an entity which was founded by Fortress and in which Fortress still maintains a large ownership position.

- Fully human IgG1 monoclonal antibody
- Potential therapy for lung cancer, endometrial cancer, colorectal cancer and cutaneous squamous cell carcinoma
- Potentially differentiated vs marketed PD-(L)1s
- Interim P1 data showed efficacy in multiple tumor types w/ well tolerated safety profile
- Enrolling cohorts intended to support potential BLA submissions
- Exploring possible partnerships and collaborations

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CK-101*

Third-Gen EGFR Inhibitor

NeuPharma

Fortress Biotech Near-Term Value Creating Pipeline Assets

Est. Market	$6b+ / year
Status	Phase 1
Next Data	Clinical update expected by 1Q 2020
Next Steps	Initiate registration trial in 2020
Royalty to FBIO	4.5%

- Irreversible inhibitor against selective mutations of EGFR
- Potential to be effective in NSCLC patients with susceptible mutations as a monotherapy or in combination with anti-tumor immune potentiating therapies
- Interim P1 data presented at 2018 World Conference on Lung Cancer
- Potential emerging safety differentiation vs TAGRISSO®

*Product candidate in development at Checkpoint Therapeutics, Inc., an entity which was founded by Fortress and in which Fortress still maintains a large ownership position.

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IV Tramadol*

Post-operative pain management

Fortress Biotech Near-Term Value Creating Pipeline Assets

Est. Market	Estimated Peak Sales of $790M**
Status	Filed NDA in December 2019
Next Steps	FDA acceptance of NDA submission
Royalty to FBIO	CVRs worth 10-20% of gross profits**

- Uniquely positioned to address need for new post-operative pain therapies amid opioid crisis
- Potential to replace conventional narcotics in wide range of patients
- Two-stage acquisition agreement with Cipla minimizes dilution and provides substantial upside to shareholders; First stage closed in February 2019
- Strong IP position on proprietary dosing regimen expected to protect exclusivity in the U.S. until 2036

*Product candidate in development at Avenue Therapeutics, Inc., an entity which was founded by Fortress and in which Fortress still maintains a large minority ownership position
**Based on internal forecasts Fortress to receive ~1/3 of CVR royalty

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CAEL-101*

AL Amyloidosis

COLUMBIA UNIVERSITY

Fortress Biotech Near-Term Value Creating Pipeline Assets

Est. Patient Population	30k to 45k patients in U.S. and EU
Status	Phase 1 Complete
Next Data	2021
Next Steps	Phase 2/3 study initiation 2020

- Granted Orphan Drug designations in the U.S. and EU
- No FDA, EMEA, or PMDA approved therapies in this indication
- ~30k - 45k patients in U.S. and EU
- ~4.5k newly-diagnosed patients (U.S.) per year
- Potentially understated market size given AL Amyloidosis often misdiagnosed

*Product candidate in development at Caelum Biosciences, Inc., an entity which was founded by Fortress and in which Fortress still maintains a large minority ownership position.

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Top - tier Academic & Commercial Partners 19

Potential Near-term Value-Creating Events for FBIO Shareholders

IV Tramadol[1] & Cipla

- FBIO eligible to receive up to $48M in contingent acquisition of Avenue
- CVR Payout of 10-20% of gross profits[2]
- NDA filed in December 2019

CAEL-101[1] & Alexion

- Eligible to receive 43% of up to $500M (upfront and sales milestones) in event of Alexion exercise of contingent option
- Initiate pivotal trial in 1H20

Journey Medical

- Generated $23.4M in net revenue in 2018, $4.5M in cash
- Generated $23.8M in net revenue through Q3 of 2019
- Acquisition of Ximino® Q3 2019

MB-107[1]

- IND transfer from St. Jude to MBIO expected Q1 2020
- File IND for Phase 2 trial in previously treated patients expected Q2 2020

Cosibelimab and CK-101[1]

- Complete enrollment in cosibelimab registration-enabling CSCC expansion cohort expected 2020
- CK–101 data read out Q1 2020, Potential initiation of global registration study for treatment of lung cancer

PRVs (Priority Review Vouchers)

- Filing for 3 PRVs anticipated (CUTX-101, MB-107 and CEVA-101)[1]
- Data over last 24 months suggests these PRVs may be worth ~$75M to ~$110M, each

[1]IV Tramadol, CAEL-101, Cosibelimab, CK-101, CUTX-101, MB-107, and CEVA-101 are product candidates in development at FBIO partner companies
[2]Fortress to receive ~1/3 of CVR royalty

FORTRESS BIOTECH 20

NASDAQ FBIO Shares outstanding as of 9/30/19: 70,335,534 Market Cap as of 1/03/20: ~$191.7 million Consolidated cash as of 9/30/19: $156.0 million 1 FBIO standalone cash as of 09/30/19: $55.9 million 2 Value of FBIO ownership of public partner companies as of 1/03/20: ~$100.0 million 3 1 C onsolidated cash, cash equivalents, short - term investments (certificates of deposit) and restricted cash 2 Fortress’ cash, cash equivalents, short - term investments (certificates of deposit) and restricted cash (excludes public partner companies) 3 Approximate value of Fortress’ holdings in ATXI, CKPT and MBIO 21 FORTRESS BIOTECH Financial Snapshot

Investment Highlights 22 o World class management team with extensive experience in all facets of biotech with multiple successful exits ; o Implementing revenue generating model focusing on low risk and low cost portfolio acquisition using strategic partners for funding ; o Deep existing portfolio with multiple opportunities for cash generation, well in excess of preferred dividend .